EXHIBIT 12

                      PFIZER INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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

                                                                             Year Ended December 31,
                                                   ----------------------------------------------------------------------------
                                                        1998           1997          1996            1995            1994
                                                        ----           ----          ----            ----            ----
                                                                      (millions of dollars, except ratios)
Determination of Earnings:
Income from continuing operations
    before provision for taxes on income,
    minority interests, and cumulative
    effect of accounting  changes                          $2,594        $2,867         $2,528          $2,017          $1,577
Less:
    Minority interests                                          2            10              6               7               5
    Undistributed earnings/(losses) of
    unconsolidated subsidiaries                                 0             0              0               0             (1)
                                                   -------------- ------------- -------------- --------------- ---------------

  Adjusted income                                           2,592         2,857          2,522           2,010           1,573

  Fixed charges                                               180           189            198             223             150
                                                   -------------- ------------- -------------- --------------- ---------------

       Total earnings as defined                           $2,772        $3,046         $2,720          $2,233          $1,723
                                                   ============== ============= ============== =============== ===============

Fixed charges

    Interest expense (a)                                     $136          $147           $161            $188            $122
    Rents (b)                                                  44            42             37              35              28
                                                   -------------- ------------- -------------- --------------- ---------------

     Fixed charges                                            180           189            198             223             150
Capitalized interest                                            7             2              5              13              15
                                                   -------------- ------------- -------------- --------------- ---------------

     Total fixed charges                                     $187          $191           $203            $236            $165
                                                   ============== ============= ============== =============== ===============

Ratio of earnings to fixed charges                           14.8          15.9           13.4             9.5            10.4
                                                             ====          ====           ====            ====            ====

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(a) Interest expense includes amortization of debt discount and expenses.
(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.